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Exhibit 99—Press Release of Consolidated Container Company LLC

June 20, 2002 (Atlanta, GA)—Consolidated Container Company LLC today announced that it has surpassed the 5-month cumulative EBITDA target for the period ended May 31, 2002, as required by the amended credit facility agreement.

Consolidated Container Company is a leading U.S. developer, manufacturer, and marketer of blow-molded rigid plastic containers for the beverage, consumer, and industrial markets. The Company was created in 1999 through the merger of Reid Plastic Holdings with the domestic plastic packaging operations of Suiza Foods Corporation, a predecessor entity to Dean Foods Company.

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  Exhibit 99—Press Release of Consolidated Container Company LLC